Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated February 14, 2008, accompanying the consolidated financial statements and supplemental schedule included in the Annual Report of Cognex Corporation and subsidiaries on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said reports in this Registration Statement of Cognex Corporation and subsidiaries Form S-8 pertaining to the 2007 Stock Option and Incentive Plan.
/s/ GRANT THORNTON LLP
Boston, Massachusetts
April 18, 2008